                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       ORANGE & ROCKLAND UTILITES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       ORANGE & ROCKLAND UTILITES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

Set forth the amount on which the filing fee is calculated and state how it was determined:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[Orange & Rockland Letterhead]

                                                                   March 8, 1996

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 390 West Route 59, Spring Valley, New York, on Wednesday, April 10, 1996, at 10:30 A.M.

    As always, your management looks forward to the Annual Meeting as an opportunity to report to you with regard to all matters, and to hear your comments and suggestions, which in the past have often proved valuable. If you plan to attend the meeting, please mark the box provided on the enclosed proxy card.

    The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

                                          Sincerely yours,
                                          [Vanderhoef Signature]
                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:

     You are hereby notified that the Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 390 West Route 59, Spring Valley, New York, on Wednesday, April 10, 1996, at 10:30 A.M. for the following purposes:

     1. To elect four Directors.

     2. To authorize the appointment of the firm of Arthur Andersen LLP as independent public accountants for the year 1996.

     3. To authorize an amendment to Article Second of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company to 50,000,000 shares.

     4. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors has fixed the close of business on March 1, 1996 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.

     At the meeting of the Board of Directors held on June 29, 1995, the Company's By-Laws were amended as follows: (a) Section 2.1 of Article II was amended to allow the Board of Directors to set the date of the annual meeting of shareholders, and (b) Section 3.16 of Article III was added to provide procedures for shareholders to nominate directors to the Company's Board of Directors. Amended Section 2.1 and new Section 3.16 are set forth in Schedule A to this Notice.

                                          By Order of the Board of Directors,

                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                                          G. D. CALIENDO
                                          Vice President, General Counsel
                                            and Secretary

March 8, 1996

                                   SCHEDULE A

     Section 2.1 of the Company's By-Laws was amended to read in its entirety as follows:

     SECTION 2.1. Annual Meetings. An annual meeting of shareholders to elect directors and transact such other business as may properly be presented to the meeting shall be held on such date of each year and at such time as the Board of Directors shall fix.

     Section 3.16 was added to the Company's By-Laws and reads in its entirety as follows:

     SECTION 3.16. Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation except as may be otherwise expressly provided in the Restated Certificate of Incorporation of the Corporation with respect to the right of holders of Cumulative Preferred Stock and Preference Stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (1) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.16 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (2) who complies with the notice procedures set forth in this Section 3.16.

     (b) In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     (c) To be timely, a shareholder's notice to the Secretary pursuant to this
Section 3.16 must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that less than 100 days' notice of the date of the annual meeting is given to shareholders or there is less than 100 days' prior public disclosure of the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     (d) To be in proper written form, a shareholder's notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person,
(3) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (1) the name and record address of such shareholder, (2) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     (e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 3.16. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                                                                   March 8, 1996

                                PROXY STATEMENT

             ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 10, 1996

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1996 Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his proxy and vote in person if he desires to do so, but attendance at the meeting will not itself revoke his proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted as recommended by the Board of Directors if no instructions are indicated. Should any matter other than as indicated herein properly come before the meeting for a vote (including any proposed adjournment), the persons designated as proxies will vote thereon in accordance with their best judgment.

     The annual report of the Company for the year 1995 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 23, 1996.

     The voting securities of the Company issued and outstanding on March 1,
1996 consisted of           shares of Common Stock, par value $5 per share
("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast. Each other matter presented to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting, except the proposal to amend the Company's Certificate of Incorporation to approve an increase in the amount of Common Stock authorized (the "Common Stock Proposal") which requires the affirmative vote of a majority of all shares of Common Stock of the Company entitled to vote at the Annual Meeting. Abstentions, votes withheld from Director nominees and broker non-votes will generally not be included in determining the number of votes cast on a matter. However, because the Common Stock Proposal requires approval of a majority of all shares of Common Stock entitled to vote at the Annual Meeting, abstentions and broker non-votes with respect to the Common Stock Proposal have the same legal effect as a vote against the Common Stock Proposal.

                            1. ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently ten Directors. At the 1996 Annual Meeting four Directors are to be elected, three of whom shall be members of the class of 1999 and one of whom shall be a member of the class of 1997.

     The Board of Directors has designated Jon F. Hanson as a nominee for a one-year term expiring at the 1997 Annual Meeting of Shareholders and Ralph M. Baruch, Michael J. Del Giudice and Frederic V. Salerno as nominees for election as Directors for three-year terms expiring at the 1999 Annual Meeting of Shareholders. All nominees are presently Directors of the Company. Mr. Hanson was elected to the Board of Directors on September 7, 1995 to fill a newly-created directorship. Mr. Hanson's election became effective on December 4, 1995 upon receipt of Federal Energy Regulatory Commission approval, which was required under the terms of the Federal Power Act. Mr. Baruch and Mr. Del Giudice were each elected as members of the class of 1996 at the 1993 annual meeting. Mr. Salerno was elected as a member of the class of 1996 at the 1995 annual meeting.

     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the four nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Shown below as to each nominee and each Director continuing in office is the person's age as of February 1, 1996, business experience for the past five years, membership on committees of the Board of Directors of the Company, as applicable, and period of service as a Director of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

ONE-YEAR TERM EXPIRING IN 1997

  [Hanson Picture]      JON F. HANSON, AGE 59, DIRECTOR SINCE SEPTEMBER 1995
                        Chairman, Hampshire Management Company, Hackensack,
                        New Jersey, a real estate investment and management
                        firm, since 1976.
                        Director, Prudential Insurance Company of America,
                        United Water Resources, Inc. and Neuman Distributors,
                        Inc.
                        Trustee, Prudential Foundation. Member of the Board of
                        Governors, Hackensack Medical Center. Chairman, The
                        National Football Foundation and College Football Hall
                        of Fame, Inc.

THREE-YEAR TERM EXPIRING IN 1999

 Photo of Ralph M.      RALPH M. BARUCH, AGE 72, DIRECTOR SINCE 1983
      Baruch            Consultant to Viacom International, Inc. ("Viacom"),
                        New York, New York, a diversified communications and
                        entertainment company, since 1987.
                        Mr. Baruch was President of Ralph M. Baruch, Inc., a
                        communications consulting firm, from 1987 to 1992.
                        Mr. Baruch was the founder of Viacom and served as
                        Viacom's Chief Executive Officer from 1971 to 1983 and
                        its Chairman of the Board of Directors from 1983 to
                        1987. Mr. Baruch was a Senior Fellow, Gannett Center
                        for Media Studies at Columbia University from 1987
                        until 1988.
                        Director, General Wireless Inc. and Visendus Inc.
                        Trustee, Carnegie Hall, Lenox Hill Hospital and
                        National Academy of Cable Programming. Member, New
                        York City Advisory Commission for Cultural Affairs.
                        Member, Compensation Committee and Executive
                        Committee.
Photo of Michael J.     MICHAEL J. DEL GIUDICE, AGE 53, DIRECTOR SINCE 1988
    Del Giudice         Investment Banker, Lazard Freres & Co., LLC, New York,
                        New York, an investment banking firm. Managing
                        Director since 1987.
                        Member, Board of Trustees, The City University of New
                        York. Chairman, Hudson River Park Conservancy.
                        Chairman, Governor's Committee on Scholastic
                        Achievement.
                        Chairman, Audit Committee and Member, Executive Com-
                        mittee.
                        FREDERIC V. SALERNO, AGE 52, DIRECTOR SINCE FEBRUARY
 Photo of Frederic      1995
     V. Salerno         Vice-Chairman -- Finance and Business Development and
                        a member of the Board of Directors of NYNEX
                        Corporation, New York, New York, a telecommunications
                        company, since 1991. President and Chief Executive
                        Officer of New York Telephone Company from 1987 to
                        1991.
                        Director, Avnet Inc., The Bear Stearns Companies Inc.,
                        Viacom Inc., Avenor Inc., Telecom Asia Corp. and
                        Orient Telephone and Telegraph. Chairman of the Board
                        of Directors, Bell Atlantic NYNEX Mobile.
                        Member, World Telecommunications Advisory Council of
                        the International Telecommunication Union.
                        Chairman of the Board of Trustees, State University of
                        New York. Trustee, Inner-City Scholarship Fund and
                        Local Initiatives Support Corporation.
                        Member, Audit Committee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1997

   [Creamer Picture]    J. FLETCHER CREAMER, AGE 69, DIRECTOR SINCE 1987
                        Chairman of the Board of Directors, J. Fletcher
                        Creamer & Son, Inc., Hackensack, New Jersey, a
                        construction company.
                        Commissioner, Palisades Interstate Park Commission.
                        Trustee, Hackensack Medical Center and 200 Club of
                        Bergen County. Director, Commerce and Industry
                        Association of Northern New Jersey and the New Jersey
                        Alliance for Action.
                        Member, Compensation Committee.
 [McPherson Picture]    KENNETH D. MCPHERSON, AGE 61, DIRECTOR SINCE 1993
                        Senior Partner, Waters, McPherson, McNeill, P.C.,
                        Secaucus, New Jersey, a law firm, since 1963.
                        Director, Rockland Electric Company ("Rockland
                        Electric"), a utility subsidiary of the Company, since
                        April 1995.
                        Commissioner, Port Authority of New York and New
                        Jersey, 1981 - 1983.
                        Member, Hudson County Bar Association, New Jersey
                        State Bar Association and American Bar Association.
                        Member, Compensation Committee.
[Taliaferro Picture]    LINDA C. TALIAFERRO, AGE 48, DIRECTOR SINCE 1990
                        Member, Taliaferro & Associates, Harrisburg and
                        Philadelphia, Pennsylvania, established in 1991.
                        Ms. Taliaferro was a partner in the law firm of Reed
                        Smith Shaw & McClay, Harrisburg, Pennsylvania from
                        1988 to 1991.
                        Ms. Taliaferro was a Commissioner of the Pennsylvania
                        Public Utilities Commission from 1979 until 1988, and
                        served as its Chair from 1983 until 1987.
                        Director, Pike County Light & Power Company ("Pike"),
                        a utility subsidiary of the Company, since April 1995.
                        Member, American Bar Association, National Bar
                        Association, American Association of Blacks in Energy
                        and the Urban League of Washington, DC, 1992-1995.
                        Director, Resources of the Future, Washington, DC. Pro
                        bono Counsel to the Interfaith Coalition on Energy of
                        Philadelphia.
                        Member, Audit Committee.

THREE-YEAR TERM EXPIRING IN 1998

       LOGO             JAMES F. O'GRADY, JR., AGE 68, DIRECTOR SINCE 1980
                        President, O'Grady and Associates, Goshen, New York, a media brokerage and consulting firm he founded in 1986.
                        Director, SFX Broadcasting, Inc., Video for Broadcast,
                        Inc. and The Insurance Broadcast System, Inc. Vice
                        President, Allcom Marketing Corp., Goshen, New York, since 1987.
                        Mr. O'Grady, an attorney, has been Of Counsel to the law firm of Cahill & Cahill, Brooklyn, New York, since
                        1986.
                        Trustee, St. John's University. Honorary Director,
                        Horton Memorial Hospital. Director, Coalition for
                        Lithuanian Development. Chairperson, Communications
                        Advisory Council for Marist College. Member,
                        Communication Arts Advisory Council of St. John's
                        University.
                        Chairman, Compensation Committee and Member, Executive
                        Committee.
       LOGO             D. LOUIS PEOPLES, AGE 55, DIRECTOR SINCE 1994
                        Vice Chairman of the Board of Directors and Chief
                        Executive Officer of the Company, Pearl River, New
                        York, and of Rockland Electric and Pike since July
                        1994.
                        Mr. Peoples was Executive Vice President and a member of the Board of Directors of Madison Gas and Electric
                        Company, Madison, Wisconsin, an investor-owned electric and gas utility, from 1992 to 1993. He was Senior Vice President of RCG/Hagler, Bailly, Inc., San
                        Francisco, California, a management consulting firm specializing in energy and environmental affairs, from 1991 to 1992, and was Senior Vice President and a member of the Board of Directors of the Nuclear
                        Services Division of Tenera, L.P., Berkeley,
                        California, a consulting firm specializing in nuclear power regulatory and management issues, from 1990 to 1991. Mr. Peoples was a Vice President of Bechtel
                        Power Corporation, San Francisco, California, an international engineering-construction firm, from 1981 to 1990.
                        Vice Chairman, New York Power Pool. Director, The
                        Energy Association of New York State and Empire State
                        Electric Energy Research Corporation. Director,
                        Rockland Economic Development Corporation. Executive
                        Vice President, Boy Scouts of America -- Hudson Valley
                        Council.
                        Member, Executive Committee.

       LOGO             H. KENT VANDERHOEF, AGE 73, DIRECTOR SINCE 1976
                        Chairman of the Board of Directors of the Company, Pearl River, New York since July 1994 and of Rockland
                        Electric and Pike since March 1994.
                        Mr. Vanderhoef was acting Chairman of the Board of Directors of the Company from October 1993 to July
                        1994.
                        Chairman, Executive Committee and Member, Audit Com-mittee.

     During 1995 the Board of Directors held 13 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held 6 meetings; the Compensation Committee held 9 meetings; and the Executive Committee held 4 meetings.

     The Audit Committee, composed of outside Directors, assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. The Audit Committee is also responsible for oversight of the Company's ethics program. The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company executive officers and designates participants, establishes award opportunities and approves incentive awards to participants under the Company's performance incentive program (as described below).

     The Executive Committee of the Board of Directors acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend a candidate to the Board of Directors for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to the Secretary of the Company, G. D. Caliendo. Such submissions will be accepted at any time and will be considered when vacancies occur.

COMPENSATION OF DIRECTORS

     Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting of the Board of Directors such Director attends, except that the Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors, or $800 if held on a separate day, and is entitled to compensation of $900 per day for each full day or major portion of a day spent on the business of the Board or a Committee on days other than days of Board or Committee meetings, plus reimbursement for out-of-pocket expenses. Pursuant to a deferred compensation plan for non-employee Directors, a Director may elect to defer receipt of all or part of his or her compensation for services as a Director. The Company will credit the amount of such deferred compensation to an interest-bearing account. Amounts credited to the interest-bearing account accrue interest at a rate equal to the Company's allowable rate of return in effect from time to time as set by the Department of Public Service of the State of New York, compounded quarterly. The Company will pay to the Director in cash the value of such accounts at such times, at or following termination of the Director's service, as the Director may have previously elected, except that the account will be paid out automatically in the event of a change in control of the Company and in certain other circumstances.

     The Company has a Post-Director Service Retainer Continuation Program ("Program") for non-employee Directors. To be eligible for the Program, a Director must have served on the Board of Directors for a period of at least five years ("Eligible Director"). The Program provides for the continuation to the Eligible Director of the annual Board service retainer and any annual Committee service retainer for a period equal to the Eligible Director's years of service on the Board. Payments commence (i) if the Eligible Director is living, as of the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board or (ii) in the case of the death of an Eligible Director prior to the commencement of payments, following the 65th anniversary of the Director's birth. Under the Company's By-Laws, a Director cannot be 70 years of age or older upon election, except those Directors elected on or before April 11, 1990 and who were 60 years of age or older on that date cannot be 75 years of age or older upon election. In the event of a change in control of the Company, a Director's benefits would vest and be paid in a lump sum cash amount equal to the present value of the payments that would otherwise have been made.

MANAGEMENT'S CARRIED INTEREST IN COMPANY STOCK

     The following table shows, as of March 1, 1996, all of the Company's Common Stock owned beneficially by each Director and each executive officer (including one employee who is not an officer but performs policy-making functions) named in the Summary Compensation Table ("named executive officers"), all Common Stock equivalents held by the named individuals under compensation plan arrangements and the total shares represented. Common Stock holdings of all Directors and executive officers, including named executive officers, as a group are also shown.

     [Common Shares owned Beneficially are as of 1-31-95. Will need to update.]

                                     COMMON              SHARE EQUIVALENTS
                                  SHARES OWNED          UNDER COMPENSATION       TOTAL SHARES
              NAME             BENEFICIALLY(1)(2)      PLAN ARRANGEMENTS(3)     REPRESENTED(4)
    ------------------------  ---------------------   -----------------------   --------------
    Ralph M. Baruch                   4,612                        0                  4,612
    Robert J. Biederman                   0                    2,375                  2,375
    G. D. Caliendo                      200                    2,999                  3,199
    J. Fletcher Creamer               6,353                        0                  6,353
    Michael J. Del Giudice            1,000                        0                  1,000
    R. Lee Haney                         45                    2,999                  3,044
    Jon F. Hanson                       500                        0                    500
    Kenneth D. McPherson              1,000                        0                  1,000
    James F. O'Grady, Jr.             1,000                        0                  1,000
    D. Louis Peoples                    611                    7,999                  8,610
    Frederic V. Salerno                 500                        0                    500
    Linda C. Taliaferro                 261                        0                    261
    Vincent R. Tummarello               601                    1,700                  2,301
    H. Kent Vanderhoef                2,572                        0                  2,572
    18 Directors and
      executive officers as
      a group

---------------
     (1) Based on information furnished to the Company by the Directors and executive officers. Includes shares of Common Stock owned beneficially pursuant to the Company's Management Employees' Savings Plan through December 31, 1995, the latest date for which such information is available.

     (2) As of March 1, 1996, no Director owned beneficially more than      % of
the outstanding shares of Common Stock, no named executive officer owned more
than      % of such shares, and Directors and executive officers as a group
owned      % of such shares.

     (3) This column shows the named individuals' Performance Share Units ("PSUs", as described below), which are "non-voting interests", accounted for as units of Common Stock pursuant to the Long-Term Performance Share Unit Plan (described below). The number of PSUs shown is an aggregate of PSUs earned for the 1995 transitional performance period and PSUs granted for the 1995-96 and 1995-97 transitional performance periods. This column indicates the alignment of the named individuals' financial interests with the interests of the Company's shareholders because the value of their total holdings will increase or decrease in line with the price of the Company's Common Stock as well as dividends paid on the Common Stock.

     (4) This column shows the named individuals' total stock-based holdings, including the voting securities shown in the first column (as described in footnotes 1 and 2), plus non-voting interests shown in the second column (as described in footnote 3).

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission ("SEC") reports on Forms 3, 4 and 5 disclosing ownership and changes in ownership of Company stock. The Directors and executive officers are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of reports furnished to it or written representations of certain Directors and executive officers that no reports were required with respect to their beneficial ownership of Company stock during fiscal year 1995, the Company believes that during its 1995 fiscal year all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with except that a transaction involving the gift of one share of Company stock was reported late on a Form 5 filing by George V. Bubolo, Jr., Director, Engineering and System Operations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any part of the executive officer compensation program.

     In 1995, the Compensation Committee, working with independent compensation consultants retained by it, implemented an executive officer compensation program designed to:

     - Establish compensation which is competitive with the practices of Northeastern Peer Utilities (defined below);

     - Provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - Compensate executive officers for their successful long-term strategic management of the Company; and

     - Base actual compensation on the achievement of the Company's annual goals, long-term strategic objectives, and performance relative to National Comparison Utilities (defined below).

COMPENSATION PHILOSOPHY

     The executive compensation program, as restructured in 1995, has been aligned with the Company's vision and long-term operating objectives, in a manner consistent with the objectives cited above, so as to strengthen the linkage between executive officer compensation and shareholder value and customer service by placing increased emphasis on performance incentives and less on salary increases.

SALARY AND PERFORMANCE INCENTIVES

     The Company's executive officer compensation program has three principal components:

     - Base Salary: Executive officer salaries are administered relative to position rates which, at each grade level, represent the 50th percentile of Northeastern Peer Utilities practice.

     - Annual Team Incentive Plan: Incentive payments are currently based on a formula giving equal weight to the Company's annual earnings per share, management of operating and maintenance budgets, changes in the Company's retail prices as compared to Regional Peer Utilities (defined below) and the accomplishment of department-specific operating objectives such as cost management, efficiency, productivity, safety and customer service.

     - Long-Term Performance Share Unit Plan: Executive officers (and certain key employees) are provided with the opportunity to earn cash and stock payments (subject to the receipt of necessary approvals), at the end of a three-year period, based on the Company's three-year earnings per share performance, measured relative to the Company's budget, and its three-year total shareholder return (stock price appreciation plus dividends), measured relative to National Comparison Utilities.

     In order to establish total compensation as well as criteria for incentive payments to be awarded under the Annual Team Incentive Plan and the Long-Term Performance Share Unit Plan, three different utility peer groups are used for comparison purposes. For purposes of determining the competitiveness of total compensation for executive officers, a comparison group of 22 Northeastern peer utilities ("Northeastern Peer Utilities") is used. In order to determine payments under the Annual Team Incentive Plan, comparisons of pre-established criteria are made to 20 regional peer utilities ("Regional Peer Utilities"), and for the Long-Term Performance Share Unit Plan, comparisons are made to 18 national comparison utilities ("National Comparison Utilities").

     Executive officer annual and long-term incentive opportunities are configured so that total compensation approximates the 60th percentile of Northeastern Peer Utilities practice, when targeted results are achieved, and falls at or above 75th percentile levels when maximum awards are earned. Under the executive officer compensation program, the competitiveness of salary ranges and annual and long-term incentive award opportunities are evaluated annually relative to the practices of Northeastern Peer Utilities as set forth in compensation surveys prepared by the Edison Electric Institute, an electric utility industry trade group (which also includes other combination gas and electric companies).

     The Northeastern Peer Utilities used for pay comparisons are a narrower group of electric and gas utilities than in the Standard & Poor's Utilities Index referenced in the performance graph on page 13 and, in addition, are a different group of utilities than those used for pay comparison for 1994. However, the Compensation Committee believes that the current Northeastern Peer Utilities group more appropriately represents the competitive marketplace for qualified executives and further believes that these utilities are representative of the industry.

SALARY STRUCTURE AND SALARY INCREASES

     Salary ranges comprise a minimum and a position rate. The position rate, at each grade level, has been targeted to approximate the 50th percentile of Northeastern Peer Utilities practice.

     Commencing with merit salary adjustments effective March 1, 1996, no executive officer received a salary increase which would have positioned the officer's salary above the prevailing position rate of the grade to which the position has been assigned. Any merit increase which would have caused the officer's salary to exceed the position rate was paid in a lump sum.

ANNUAL TEAM INCENTIVE PLAN

     Annual Team Incentive Plan ("Incentive Plan") target award opportunities for executive officers for 1995 ranged from 25% to 45% of base salary at December 31, 1995. The Incentive Plan has been structured so that maximum awards cannot exceed 150% of target award opportunities.

     Incentive Plan performance for 1995 was evaluated using four equally weighted shareholder, customer, management and departmental performance measures:

     - Shareholder Measure: Earnings per share as against pre-established threshold, target and outstanding levels. The chief executive officer, chief financial officer and chief legal officer are evaluated on Company earnings per share results. All other executive officers are measured on utility earnings per share results. The Compensation Committee has discretion to adjust earnings per share results for one-time, non-operating gains or losses such as those resulting from accounting changes, asset sales, early retirement/severance programs, investigation related expenses and other extraordinary expenses. The Committee in an exercise of this discretion adjusted the earnings per share measurement by excluding the effects of the costs associated with the investigation involving former officers and others.

     - Customer Measure: The change in the Company's electric and gas retail price ranking as compared to Regional Peer Utilities, with the objective of reducing prices to the Company's customers.

     - Management Measure: Operating and maintenance expenditures as compared to pre-established standards.

     - Departmental Measure: Efficiency and productivity enhancements specific to each division within the Company. The chief executive officer, chief financial officer and chief legal officer are evaluated on the average results of the divisions (weighted by number of participants). All other executive officers are measured on results within their respective divisions.

The Compensation Committee may, at its discretion and in consultation with the Chief Executive Officer, adjust Incentive Plan awards plus or minus 25% to reflect strategic and other factors affecting business operations and results.

     During 1995, each of the shareholder customer and management measures was achieved at 120% of targeted levels and departmental measures were achieved at 88 to 120% of targeted levels. The average of these factors combined to result in awards ranging from 112 to 120% of targeted levels.

LONG-TERM PERFORMANCE SHARE UNIT PLAN

     Participation

     Designated executive officers (and certain key employees) participate in a new Performance Share Unit Plan ("PSU Plan"), which became effective January 1, 1995. Participants were selected based on an evaluation of their position's long-term strategic performance impact and influence on shareholder value -- i.e., future stock price appreciation and annual dividend payments.

     PSU Grants

     Under the PSU Plan, the Compensation Committee makes grants of performance share units ("PSUs") to designated participants at the start of each year for a three-year performance period. The size of these grants is based on the results of the annual competitive compensation program evaluation. The number of PSUs earned are based on the Company's performance during the ensuing three years (i.e., the performance period) measured relative to pre-established performance criteria. PSU Plan participants in the first three-year performance period (1995-97) also received PSU grants for one- and two-year transitional performance periods (i.e., 1995 and 1995-96) equal to one-third and two-thirds of the three-year PSU grants.

     Each PSU has a value equal to one share of the Company's Common Stock. The maximum number of PSUs that can be earned with respect to the 1995-97 performance period and the 1995 and 1995-96 transitional periods is 150% of the number of PSUs granted plus the value of dividend equivalents that have accumulated during the performance period and are deemed to be reinvested in additional PSUs. These dividend equivalent PSUs are calculated by multiplying the number of PSUs granted by the dividend payments made during the performance period on a share of Common Stock and dividing the resultant amounts by the closing stock price on the date the dividends were paid. Dividend equivalent PSUs are also credited with dividend equivalent PSUs during the performance period.

  Determinations Regarding Earning and Payment of PSUs

     PSUs are earned based on two equally weighted performance criteria:

     - Average annual total shareholder return (stock price appreciation plus dividends) as compared to National Comparison Utilities using pre-established ranking criteria.

     - Earnings per share as compared to pre-established threshold, target and maximum levels.

     As soon as practicable following the close of a performance period (including transitional periods), the Company's performance will be evaluated by the Compensation Committee in consultation with its independent compensation consultant relative to applicable pre-established performance criteria, and the number of PSUs (and associated dividend equivalent PSUs) earned will be determined for each participant.

     The PSU Plan was designed to align management and shareholder financial interests. The Plan accordingly provides for payment of PSUs earned to be made, at the discretion of the Compensation

Committee, in mandatorily deferred share units payable in cash at a specified future date or dates; in cash or, subject to receipt of necessary shareholder and other approvals, in shares of the Company's Common Stock; or in a combination of such payment forms. Transitional (i.e., one- and two-year) PSU awards that have been earned will be paid at the end of the first full three-year performance period. Participants may also voluntarily elect to defer payment of earned PSU awards that were otherwise payable in cash or shares. Such deferrals will be credited in share units until such date or dates as the participant elected at the time the deferred PSU payment election was made. PSU payments deferred in share units, whether at the discretion of the Compensation Committee or at the election of the participants, will be credited with dividends which will be deemed reinvested in additional deferred share units payable at the same time or times as the deferred share units in respect of which they were originally credited.

     The cash payment value of PSUs paid at the end of three-year performance periods, and deferred share units paid at the end of specified deferral periods, will be based on the average price of the Company's Common Stock during the fourth quarter of the year immediately preceding the year in which payment is made.

     For 1995 performance, PSU Plan participants earned 92.5% of the PSUs granted with respect to the 1995 transitional performance cycle. These earned PSUs will be paid in early 1998 (when the 1995-96 and first full three-year performance period awards that have been earned will also be paid).

CHIEF EXECUTIVE OFFICER COMPENSATION

     The salary of Mr. Peoples, as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, is based on a position rate that approximates the 50th percentile for chief executive officers at Northeastern Peer Utilities. Mr. Peoples' actual 1995 salary is still below the 50th percentile of that group.

     As a result of the Company's aforementioned performance in 1995 compared with the Northeastern Peer Utilities, Mr. Peoples' annual compensation (salary plus annual bonus) was above median levels. Since a substantial amount of Mr. Peoples' total compensation is dependent upon the achievement of annual and long-term incentive performance objectives, his total compensation is highly performance-based.

     Mr. Peoples' Incentive Plan award for 1995 was based, as described above, on the Company's 1995 performance at 116.25% of target. The earning of Mr. Peoples' PSU Plan award for the 1995 transitional performance period was based upon performance at 92.5% of target. Mr. Peoples' attainment of the two-year transitional period and 1995-1997 long-term performance criteria cannot be determined until after 1996 and 1997, respectively.

POLICY WITH RESPECT TO SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during the 1995 fiscal year approaching $1 million, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

James F. O'Grady, Jr., Chairman     J. Fletcher Creamer
Ralph M. Baruch                     Kenneth D. McPherson

March 1, 1996

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James F. O'Grady, Jr., a member of the Compensation Committee, at the request of the Board of Directors of the Company, assisted a subsidiary of the Company in effecting the sale of the subsidiary's radio broadcasting properties. The sale of such properties, which was completed during 1995, was for an aggregate purchase price of approximately $6,725,000. Mr. O'Grady was paid $79,100 with respect to such services performed during 1995.

PERFORMANCE GRAPH AND INFORMATION

                Comparison of Five-Year Cumulative Total Return*
        Orange and Rockland Utilities, Inc., Standard & Poor's 500 Index
                     and Standard & Poor's Utilities Index

      Measurement Period          Orange and
    (Fiscal Year Covered)         Rockland 0        S&P 500      S&P Utilities
1990                                    100.00          100.00          100.00
1991                                    131.85          130.47          114.62
1992                                    151.45          140.41          123.89
1993                                    156.42          154.56          141.78
1994                                    134.88          156.60          130.52
1995                                    160.33          215.45          184.20

              * Assumes $100 invested on December 31, 1990 and reinvestment of dividends.

                           SUMMARY COMPENSATION TABLE

     The table below shows all compensation awarded to, earned by or paid to the person serving as Chief Executive Officer in 1995 and the four other most highly compensated executive officers (including one employee who is not an officer but performed policy-making functions) of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993:

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                   ANNUAL COMPENSATION
                                            ----------------------------------      PAYOUTS
                                                                  OTHER ANNUAL    ------------     ALL OTHER
                                            SALARY      BONUS     COMPENSATION    LTIP PAYOUTS    COMPENSATION
     NAME & PRINCIPAL POSITION      YEAR      ($)      ($)(1)        ($)(2)          ($)(3)          ($)(4)
----------------------------------- -----   -------    -------    ------------    ------------    ------------
D. Louis Peoples(5)                  1995   355,178    204,019           0           64,477          117,148(9)
Vice Chairman of the                 1994   150,900     39,487           0                0           32,949
  Board and Chief
  Executive Officer
R. Lee Haney(6)                      1995   198,487     95,325           0           21,713           42,080(10)
Vice President and                   1994    59,830     10,530           0                0           58,977
  Chief Financial Officer
G. D. Caliendo(7)                    1995   158,791     86,025           0           17,856          121,259(11)
Vice President, General Counsel
  and Secretary
Robert J. Biederman, Jr.             1995   157,400     62,720           0           26,831            1,739(12)
Vice President, Operations           1994   146,200     15,147           0           11,544            2,349
                                     1993   134,500          0           0                             2,751
Vincent R. Tummarello(8)             1995   138,397                    899           17,856            4,022(13)
Division Vice President,             1994   117,879      8,303           0            8,172            1,416
  Electric Production

---------------
     (1) Pursuant to the Incentive Plan (described in the Compensation Committee Report on Executive Compensation) and a predecessor incentive plan, the amount of annual awards depends upon performance relative to pre-established criteria. No annual awards were paid for 1993.

     (2) Interest in excess of 120% of the long-term federal rate, with compounding, prescribed under Section 1274(d) of the Code, paid or payable on compensation deferred at the executive officer's election.

     (3) The LTIP Payouts shown for 1995 include PSUs earned pursuant to the PSU Plan, which become payable in early 1998. The dollar values of PSUs earned for 1995 were calculated based on the price of the Company's Common Stock on December 31, 1995. Also included in the LTIP Payouts shown are installments of long-term incentive awards earned for the periods 1989-91 and 1992-94 under a predecessor incentive plan and paid to participants in, respectively, 1994 and 1995.

     (4) All Other Compensation includes (i) interest earned on long-term incentive awards which were deferred under the terms of the predecessor incentive plan and not at the election of the officer, (ii) term life insurance premiums paid by the Company for the benefit of the named executive officers and
(iii) one-time payments for relocation expenses.

     (5) Mr. Peoples joined the Company effective July 14, 1994 as Vice Chairman of the Board and Chief Executive Officer.

     (6) Mr. Haney joined the Company on September 8, 1994 as Vice President and Chief Financial Officer.

     (7) Mr. Caliendo joined the Company effective February 21, 1995 as Vice President, General Counsel and Secretary.

     (8) Mr. Tummarello was appointed Division Vice President, Electric Production, on November 1, 1994.

     (9) Included for Mr. Peoples is interest earned on long-term incentive awards which were deferred under the terms of the predecessor incentive plan ($4,241), a term life insurance premium ($5,943) and relocation expenses pursuant to the terms of his engagement by the Company ($106,964).

     (10) Included for Mr. Haney is interest earned on long-term incentive awards which were deferred under the terms of the predecessor incentive plan ($969), a term life insurance premium ($3,105) and relocation expenses pursuant to the terms of his engagement by the Company ($38,006).

     (11) Included for Mr. Caliendo is a term life insurance premium ($1,381) and relocation expenses pursuant to the terms of his engagement by the Company ($119,878).

     (12) Included for Mr. Biederman is interest earned on long-term incentive awards which were deferred under the terms of the predecessor incentive plan.

     (13) Included for Mr. Tummarello is interest earned on long-term incentive awards which were deferred under the terms of the predecessor incentive plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                     ESTIMATED FUTURE
                                                                                   SHARE UNIT PAYMENTS
                                                               (C)            ------------------------------
                                          (B)             PERFORMANCE OR
                                   NUMBER OF SHARES,    OTHER PERIOD UNTIL       (D)        (E)        (F)
               (A)                  UNITS OR OTHER        MATURATION OR       THRESHOLD    TARGET    MAXIMUM
              NAME                     RIGHTS(1)              PAYOUT             (#)        (#)        (#)
---------------------------------  -----------------    ------------------    ---------    ------    -------
D. Louis Peoples.................        1,333(2)          1995(2)                333       1,333     2,000
                                         2,667             1995-96                667       2,667     4,000
                                         4,000             1995-97              1,000       4,000     6,000
R. Lee Haney.....................          500(2)          1995(2)                125         500       750
                                         1,000             1995-96                250       1,000     1,500
                                         1,500             1995-97                375       1,500     2,250
G. D. Caliendo...................          500(2)          1995(2)                125         500       750
                                         1,000             1995-96                250       1,000     1,500
                                         1,500             1995-97                375       1,500     2,250
Robert J. Biederman, Jr..........          375(2)          1995(2)                 94         375       563
                                           750             1995-96                188         750     1,125
                                         1,250             1995-97                313       1,250     1,875
Vincent R. Tummarello............          283(2)          1995(2)                 71         283       425
                                           567             1995-96                142         567       851
                                           850             1995-97                213         850     1,275

---------------

(1) The numbers shown in this column reflect the PSUs awarded in 1995 to each named executive officer under the PSU Plan for the 1995 and 1995-96 transitional performance periods and for the first 1995-97 performance period. The number of PSUs shown is exclusive of dividend equivalents which will be credited during the performance period in additional PSUs.

(2) Pursuant to the PSU Plan, PSUs for the 1995 transitional period were earned by the named executive officers but will not become payable until early 1998. The value of these PSUs at December 31, 1995 is disclosed in the Summary Compensation Table under the column "LTIP Payouts".

PENSION PLANS

     The following table sets forth as of December 31, 1995 the estimated aggregate annual benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as under the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65:

                            SUPPLEMENTAL PLAN TABLE

                                        YEARS OF SERVICE
------------------------------------------------------------------------------------------------
REMUNERATION        5          10          15          20          25          30          35
------------     -------     -------     -------     -------     -------     -------     -------
   100,000        20,000      40,000      50,000      60,000      62,500      65,000      67,500
   125,000        25,000      50,000      62,500      75,000      78,125      81,250      84,375
   150,000        30,000      60,000      75,000      90,000      93,750      97,500     101,250
   175,000        35,000      70,000      87,500     105,000     109,375     113,750     118,125
   200,000        40,000      80,000     100,000     120,000     125,000     130,000     135,000
   225,000        45,000      90,000     112,500     135,000     140,625     146,250     151,875
   250,000        50,000     100,000     125,000     150,000     156,250     162,500     168,750
   300,000        60,000     120,000     150,000     180,000     187,500     195,000     202,500
   400,000        80,000     160,000     200,000     240,000     250,000     260,000     270,000
   450,000        90,000     180,000     225,000     270,000     281,250     292,500     303,750
   500,000       100,000     200,000     250,000     300,000     312,500     325,000     337,500

     Compensation covered by the Retirement Plan consists of regular compensation, which excludes any bonus, overtime, special pay or incentive compensation. Compensation covered by the Supplemental Plan consists of regular compensation and, in addition, for officers who have completed at least 11 years of service, incremental portions of an amount equal to the targeted annual award (the "Annual Award") under the Company's annual incentive plans, up to 100 percent of such amount for officers with 20 years or more of service. Directors who are not employees of the Company are not covered by the Supplemental Plan. Pursuant to arrangements with the Company, incremental portions of Mr. Peoples' Annual Award, beginning with his date of election as an officer, are included in his compensation covered by the Supplemental Plan and 100% of his Annual Award will be included by the end of five years of service under the Supplemental Plan. With respect to Messrs. Haney and Caliendo, upon completion of six years of service under the Supplemental Plan, incremental portions of their Annual Award will be included in their compensation covered by the Supplemental Plan. With the exception of Mr. Peoples, whose pension benefit is addressed below, the current compensation covered by the Supplemental Plan for each of the named executive officers who is a participant in the Supplemental Plan is as follows:
Mr. Haney, $197,489; Mr. Caliendo, $185,000; and Mr. Biederman, $195,105. The amounts shown in the Supplemental Plan Table are calculated on the basis of years of credited service under the Supplemental Plan. The years of credited service for each of the named executive officers who is a participant in the Supplemental Plan is as follows: Mr. Peoples, 2 years; Mr. Haney, 4 years; Mr. Caliendo, 2 years; and Mr. Biederman, 22 years.

     The Retirement Plan provides for benefits based on modified career-average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1987 (including two additional years of credited service at the final rate of base pay limited to $150,000) and
(2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1988 multiplied by the number of years of credited service prior to that date. The Retirement Plan also provides a pension supplement of $600 per month to employees between the ages of 60 and 62. This supplement becomes payable on the retirement date of the individual and will remain in place until the first of the month on or before attaining their 62nd birthday. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65. Benefits payable under the Retirement Plan at age 65 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence. However, participants may receive an unreduced pension benefit at age 60 or between ages 55 and 60 if the sum of the participant's age and years of service totals at least 90. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent there are surplus funds held under the Retirement Plan. As of

December 31, 1995, Mr. Tummarello, who is not a participant in the Supplemental Plan, has 17 years of credited service under the Retirement Plan. His estimated annual benefit payable under the Retirement Plan upon retirement at age 65 is $32,436.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who are participants in the Supplemental Plan and have at least five years of service as officers. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation over the three years of highest compensation, reduced by the participant's Retirement Plan benefit. For unvested participants, benefits would vest upon termination of employment following a change in control of the Company. The Company has established a trust for the payment of benefits under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

     Pursuant to agreements with the Company, Messrs. Peoples, Haney and Caliendo became participants in the Supplemental Plan upon their appointment as officers and are treated as having satisfied the five years of service as an officer requirement for participation in the Supplemental Plan. Under his agreement, Mr. Peoples' Supplemental Plan benefit percent is currently 28% of an aggregate of his base salary and a specified percentage of his Annual Award, and this benefit percent will increase in increments to 70% of the aggregate of his base salary and his full Annual Award by the end of five years of service. As of December 31, 1995, Mr. Peoples' estimated annual benefit payable under the Supplemental Plan upon retirement at age 65 is $105,479. Under the agreements with Messrs. Haney and Caliendo, they will receive credit under the Supplemental Plan for two years of service for each of their first five years of service, and their benefit formula will be calculated accordingly.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with four of its named executive officers which provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in the case of Messrs. Peoples, Haney and Caliendo, within 36 months, and in the case of Mr. Biederman, within 24 months following a change in control of the Company. The principle benefits under the agreements entered into with Messrs. Peoples, Haney and Caliendo consist of (i) a lump sum severance payment equal to three times the individual's salary and average bonus, (ii) an increase in the benefit provided under the Company's Supplemental Plan to an amount equal to the benefit the individual would have earned thereunder had his employment continued for three additional years, and (iii) continuation of life, disability, accident and health insurance benefits for a period of 36 months following such termination of employment. Under certain circumstances, the amount payable under these agreements is reduced to avoid the imposition of any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If the payments are not so reduced, an additional payment is made to the individual to indemnify the individual for any such tax. The principal benefits under the agreement entered into with Mr. Biederman consist of (i) a lump-sum severance payment equal to three times his five-year average annual W-2 compensation, less one dollar, and (ii) continuation of his life, disability, accident and health insurance benefits for a period of 24 months following such termination of employment. Payments due under Mr. Biederman's agreement are reduced, if necessary, in order to avoid the imposition of any tax under section 4999 of the Code. Amounts otherwise due under all of the severance agreements are reduced to the extent of payments that the individual receives under the Company's Severance Pay Plan (described below). The Company has established a trust which, in the event of a change in control of the Company, will be used for the payment of its obligations to its officers under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to its officers (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, life and health insurance benefits are continued for eligible employees following termination of employment for the severance period.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductions, to the Company for payments it makes to indemnify directors, officers and certain other persons for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, such insurance covers directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contracts for such insurance, which became effective May 16, 1995, are with Executive Re Specialty Insurance Co., Columbia Casualty Co. and the Aetna Casualty and Surety Company. The aggregate annual premium cost is $370,847.

     During 1995, the Board of Directors adopted several resolutions providing for indemnification of officers and directors following the conclusion of several lawsuits and investigations. The proceedings that were concluded were:

     - Feiner v. Orange and Rockland Utilities, Inc., a purported ratepayer class action against the Company, Linda Winikow, others, and other officers and directors of the Company identified only as "John Does". The lawsuit was dismissed by the United States District Court for the Southern District of New York for failure to state a claim. Pursuant to a settlement at the appellate level, the Company paid $75,000 of the plaintiff's attorneys fees and plaintiff dropped the appeal in December 1994. No finding of wrongdoing was made as to any party.

     - Patents Management Corp. v. Orange and Rockland Utilities, Inc., a shareholder derivative action against the Company, Linda Winikow, James
       F. Smith, Victor J. Blanchet, Patrick J. Chambers, Ralph M. Baruch, J. Fletcher Creamer, Frank A. McDermott, Linda C. Taliaferro, John F. White, Richard L. Brickley, Michael J. Del Giudice, James F. O'Grady, Jr., H. Kent Vanderhoef, Thomas A. Griffin and others. The lawsuit was settled with the approval of the Supreme Court of the State of New York, New York County, on February 23, 1995. Under the settlement, the Company agreed to adopt certain remedial measures and paid $155,000 for the plaintiff's attorneys fees. Again, no finding of wrongdoing was made as to any party.

     - Gross v. Orange and Rockland Utilities, Inc. and Bernstein v. Orange and Rockland Utilities, Inc., two class actions brought by shareholders of the Company against the Company and James F. Smith. The cases were settled before other officers and directors were added as defendants (which the plaintiff had indicated an intention to do) with the approval of the United States District Court for the Southern District of New York on January 19, 1995. The settlement provided for the creation of a settlement fund totaling $1,850,000, but no admission or finding of wrongdoing was made as to any party.

     - People of the State of New York v. James F. Smith, a criminal proceeding against the Company's former Chairman and Chief Executive Officer, which resulted in the acquittal of Mr. Smith on all charges on August 15, 1995.

     - The investigations into certain conduct at the Company by the District Attorney for Rockland County, New York and the Special Committee of the Board of Directors of the Company, which came to an end at the end of 1994.

     Under the Company's By-Laws, the Company is required to indemnify officers and directors involved in or made or threatened to be made a party to litigation or investigations unless a determination is made in the particular proceeding that the officer or director acted in bad faith or engaged in deliberate dishonesty or self-dealing. As a result of the conclusion of the proceedings described above, the Company's Board of Directors, in accordance with the Company's By-Laws, indemnified officers and directors as follows (dollar figures rounded off):

     1. On May 4, 1995, in connection with the settlement of the Company's claims against Linda Winikow in return for payments by her to the Company, the Board of Directors resolved that she was entitled to indemnification for any and all expenses, including attorneys fees, actually and reasonably incurred in connection with the Feiner, Patents Management, Gross and Bernstein lawsuits, all of which had concluded with no finding of wrongdoing by her. Payments totaling $16,830 (some of which had previously been advanced as required by the Company's By-Laws) were made to the law firm of Stillman, Friedman & Shaw, and a payment of $3,690 was made to the law firm of Yaeger & Barrett, both Ms. Winikow's attorneys, pursuant to this resolution.

     2. On June 1, 1995, the Board of Directors resolved (a) that each current or former officer or director named or threatened to be named in the Feiner, Patents Management, Gross and Bernstein lawsuits was entitled to indemnification for any and all expenses, including attorneys fees, actually and reasonably incurred in connection with those lawsuits, and (b) that Linda C. Taliaferro, Ralph M. Baruch, Victor J. Blanchet, Richard L. Brickley, J. Fletcher Creamer, Michael J. Del Giudice, Frank A. McDermott, Jr., James F. O'Grady, Jr., H. Kent Vanderhoef, John F. White, Robert J. Biederman, Jr., and Robert J. McBennett were entitled to indemnification for any and all expenses, including attorneys fees, actually and reasonably incurred in connection with these investigations.

     The following amounts are encompassed by this resolution. Most of these sums were actually paid in 1993 and 1994 as advancements (pursuant to the Company's By-Laws), and were previously disclosed as expenses in the Company's reports for those years.

     - In connection with the defense of the Feiner case: $134,980 to the law firm of Hughes Hubbard & Reed for the defense of the Company and the officers and directors threatened to be made parties.

     - In connection with the defense of the Patents Management case: $56,150 to the law firm of Hughes Hubbard & Reed for the defense of the officers and directors named as parties other than Mr. Smith; and $2,590 to the law firm of Fischer, Weisinger, Calaguire & Porter for the defense of Mr. Smith.

     - In connection with the defense of the Gross and Bernstein cases: $354,060 to the law firm of Hughes Hubbard & Reed for the defense of the Company and the officers and directors threatened to be made parties; and $15,590 to the law firm of Fischer, Weisinger, Calaguire & Porter for the defense of Mr. Smith.

     - In connection with the above lawsuits and related litigation generally:
      $428,300 to the law firm of Hughes Hubbard & Reed for representation of the Company and its officers and directors.

     - In connection with the investigations by the District Attorney and the Special Committee: $5,737,280 to the firm of Stier, Anderson & Malone for conduct of the Special Committee's investigation: $2,312,150 to the accounting firm of Price Waterhouse & Co. for its work for Stier, Anderson & Malone; $552,230 to the law firm of LeBoeuf Lamb Leiby & McCrae and $218,120 to the law firm of Sills Cummis Zuckerman; $1,014,440 to the law firm of Hughes Hubbard & Reed for work for or related to the Special Committee and $115,940 to the same firm for representation of the Company and officers and directors involved in the investigations; $6,970 to the law firm of Franklin, Weinrib, Rudell & Vasallo, P.C. for additional independent representation of Mr. Baruch; $5,300 to the law firm of Shanley & Fisher for additional independent representation of Mr. Biederman; $31,860 to the law firm of Hellring Lindeman Goldstein & Siegel for additional independent representation of Mr. Blanchet; $2,000 to the law firm of Shanley & Fisher for additional independent representation of Mr. McBennett; $26,800 to Gary Greenwald, Esq. for additional independent representation of Mr. O'Grady; and $24,790 to the law firm of Patterson, Belknap, Webb & Tyler for additional independent representation of Mr. White.

     3. On September 7, 1995, following the acquittal of Mr. Smith in People of the State of New York v. James F. Smith, the Board of Directors resolved that Mr. Smith was entitled to indemnification for any and all expenses, including attorneys fees, actually and reasonably incurred in connection with that proceeding. Payments totaling $489,700 were made to the law firm of Fischer, Weisinger, Calaguire & Porter for the defense of Mr. Smith pursuant to this resolution.

           2. AS TO THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     In accordance with the recommendation of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1996.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                    3. AS TO THE AMENDMENT OF THE COMPANY'S
              CERTIFICATE OF INCORPORATION TO APPROVE AN INCREASE
                           IN COMMON STOCK AUTHORIZED

     The Company's Certificate of Incorporation presently authorizes the issuance of 15,000,000 shares of Common Stock, par value $5.00 per share. As of
March 1, 1996, [          ] shares of Common Stock were issued and outstanding,
[          ] shares were reserved for issuance under the Company's dividend
reinvestment and stock purchase plans, and [          ] shares were reserved for
issuance upon conversion into Common Stock of the Company's outstanding series
of Cumulative Preference Stock, leaving a balance of [          ] authorized,
unissued and unreserved shares of Common Stock.

     The Board of Directors deems it advisable that the Certificate of Incorporation of the Company, as restated, be amended to increase the number of shares of authorized Common Stock to 50,000,000 shares.

     Set forth below is the text of Article Second of the Company's Certificate of Incorporation as proposed to be amended:

     "SECOND. The amount of the capital stock of the Company, the number and par value of the shares of which it is to consist, the number of shares to be classified, the number of shares to be included in each class, and all of the designations, preferences, privileges and voting powers of the shares of each class, and the restrictions or qualifications thereof are as follows:

          The aggregate number of shares which the Company shall have authority to issue is 52,500,000, of which 1,000,000 shares shall be Cumulative Preferred Stock, issuable in series, of the par value of $100.00 each; 1,500,000 shares shall be Cumulative Preference Stock, issuable in series, without par value; and 50,000,000 shares shall be Common Stock of the par value of $5.00 each."

     The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no preemptive rights relating to the Common Stock.

     Although the Company has no present plans, agreements, or understandings regarding the issuance of the proposed additional shares, the Board of Directors believes that adoption of the amendment increasing the number of shares of authorized Common Stock to 50,000,000 shares is advisable because it will provide the Company with greater flexibility for capital raising, acquisitions of other companies or business properties, stock dividends or splits, funding of employee benefit plans and other proper corporate purposes which may be identified in the future by the Board of Directors, without the expense and delay of a special meeting of shareholders. Authorized but unissued shares of Common Stock may be issued at such time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authorization by the shareholders of the Company, except as otherwise required by applicable law or stock exchange rules. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such shareholder's percentage voting power.

     While it is not the intent of the Board of Directors, adoption of the proposed amendment could have the effect of discouraging a takeover attempt in that the Board of Directors could consider issuing the additional shares of Common Stock to impede any unsolicited bid for control of the Company which the Board believed was not in the best interests of the Company and its shareholders. Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

               4. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

              DEADLINE FOR SHAREHOLDER PROPOSALS AND OTHER MATTERS

     November 8, 1996 is the date by which proposals of shareholders of the Company intended to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 MISCELLANEOUS

     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be borne by the Company. The Company has retained Kissel-Blake Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement of out-of-pocket expenses. In addition, Directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

                                    By Order of the Board of Directors,

                                        H. KENT VANDERHOEF
                                        Chairman of the Board of Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 10, 1996 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1995, UPON WRITTEN REQUEST TO THE OFFICE OF THE TREASURER, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE BELOW, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO SPECIFICATIONS ARE INDICATED.

                                                                   I Plan
                                                                  to attend  / /
                                                                   Meeting

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS.

Item 1-To elect the following directors

1-Year Term  Jon F. Hanson

3-Year Term  Ralph M. Baruch
             Michael J. Del Giudice
             Frederic V. Salerno

To withhold authority to vote for any individual nominee(s), print that nominee's name below:


                     -----------------------------------------------------------

Item 2-To appoint Arthur Andersen LLP as independent public accountants for 1996.

                    FOR           AGAINST           ABSTAIN
                    / /             / /               / /

Item 3-To authorize an amendment to Article Second of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company to 50,000,000 shares.

                    FOR           AGAINST           ABSTAIN
                    / /             / /               / /

Item 4-In their discretion, the proxies are authorized to act on such other matters as may properly come before the meeting or any adjournments thereof.

All powers may be exercised by a majority of said proxies or said substitutes voting or acting or, if only one votes and acts, then by that one.

IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s)                                   Date                       , 1996
            ----------------------------------      ----------------------

(NOTE: Signatures should agree with name imprinted hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. If stock is registered in more than one name, each joint owner should sign.)

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
PROXY

                       ORANGE AND ROCKLAND UTILITIES, INC.

              COMMON STOCK PROXY FOR ANNUAL MEETING, APRIL 10, 1996
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, appoints H. KENT VANDERHOEF, D. LOUIS PEOPLES and G.D. CALIENDO, and each of them, proxies, with power of substitution to each to vote and act at the Annual Meeting of Shareholders of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 390 West Route 59, Spring Valley, New York, on Wednesday, April 10, 1996, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated March 8, 1996.

             (CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE)




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